LAWRENCE B. SEIDMAN, ESQ.
                                 100 Misty Lane
                                 P. O. BOX 5430
                              Parsippany, NJ 07054
                              (973) 560-1400, X108
                                 August 18, 2004





Mr. Rajeev Kumar
Institutional Shareholder Services
2099 Gaither Road, Suite 501
Rockville, MD 20850-4045


                  Re: Clifton  Savings Bancorp, Inc.

Dear  Mr. Kumar:

An item which I forgot to put in my previous letter which I deem to be very important is the treatment of dividends for the shares owned by the mutual holding company. Pursuant to OTS regulations, a company is not required to pay dividends to the mutual holding company even though dividends are paid to the minority shareholders. This permissible waiver of dividends further equates the stock of the Mutual Holding Company to treasury stock.

If you require any additional information on this point, please call me.


                                                     Very truly yours,



                                                     LAWRENCE B. SEIDMAN